Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Flex Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, no par value	Other(2)	16,300,000(3)	$26.8094(2)	$436,993,220	0.00011020	$48,156.66
	Total Offering Amounts				$436,993,220		$48,156.66
	Total Fee Offsets						—
	Net Fee Due						$48,156.66

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registration statement on Form S-8 to which this exhibit relates shall also cover any additional ordinary shares that become issuable by reason of any stock dividends, stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations or other similar transactions effected without receipt of consideration which results in an increase in the number of outstanding ordinary shares.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the ordinary shares on August 3, 2023, as reported on the Nasdaq Global Select Market.

(3)	Represents additional ordinary shares reserved for issuance pursuant to awards that may be granted under the Flex Ltd. Equity Incentive Plan, as amended and restated.